Exhibit 10.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of February 12, 2018 (this “Agreement”), between WMIH Corp., a Delaware corporation (“Parent”), and FIF HE Holdings LLC, a Delaware limited liability company (the “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, Parent, Nationstar Mortgage Holdings Inc., a Delaware corporation (the “Company”), and Wand Merger Corporation, a Delaware corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote 68,104,736 shares of Company Stock (the “Owned Shares”; the Owned Shares and any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, the Stockholder is party to that certain Stockholders Agreement, dated as of February 17, 2012, between the Company and the Stockholder (as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent and the Stockholder are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at the Company Meeting, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company (the date of the taking of any such action being an applicable “Determination Date”), the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of adoption of the Merger Agreement and the transactions contemplated thereby and any other matters necessary or reasonably requested by Parent for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against any Company Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has effected a Company Adverse Recommendation Change; provided, however, that in the event of a Company Adverse Recommendation Change made in compliance with the Merger Agreement solely in respect of a Company Intervening Event, (i) the number of shares of Company Stock that shall be committed to vote in accordance with the preceding provisions of this Section 1 shall be modified to be only such number that is equal to 35.00% of the total number of outstanding shares of Company Stock (the “Lock-Up Covered Shares”), such that the Stockholder shall only be obligated to vote the Lock-Up Covered Shares in the manner set forth in this Section 1 and (ii) the Stockholder shall vote (or cause to be voted) all of its remaining Covered Shares in excess of the Lock-Up Covered Shares proportionally with the votes of all other holders of Company Stock present at any meeting, or executing written consents in lieu of a meeting, pursuant to subsections (a) through (c) above.

2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of Parent and the Stockholder and (iv) the time of any modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the form or amount of consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, including any change in the proration provisions thereof (any such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 10 to 21 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of, or actual fraud in connection with, this Agreement prior to such termination.

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as to itself as follows:

(a) The Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, bylaws or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(g) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a) No Solicitation.

(i) Subject to Section 5(a)(ii) and Section 6 hereof, prior to the Termination Date, the Stockholder shall not, and the Stockholder shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Merger Sub, Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries, in connection with any Company Acquisition Proposal, (iii) approve or recommend, or make any public statement approving or recommending, a Company Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Company Stock intending to facilitate any Acquisition Proposal or cause any holder of shares of Company Stock not to vote to adopt the Merger Agreement and approve the Merger or any of the other transactions contemplated thereby, (vi) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Company Acquisition Proposal or (vii) otherwise resolve or agree to do any of the foregoing. The Stockholder shall promptly (and in any event within 48 hours) notify Parent after receipt of any Company Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make a Company Acquisition Proposal and provide to Parent copies of all material correspondence and written materials sent or provided to the Stockholder or any of its Subsidiaries relating to such Company Acquisition Proposal or such inquiry or proposal. Such notice shall indicate the identity of the Person making the proposal or offer, the material terms and conditions of any such proposal or offer and any related financing and, if applicable, the nature of the information requested pursuant to such inquiry or request. Thereafter, the Stockholder shall keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes to the status and material terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and provide to Parent copies of all material correspondence and written materials sent or provided to the Stockholder or any of its Subsidiaries relating to such proposal or offer. The Stockholder agrees that, as of the date hereof, it and its Representatives have ceased and caused to be terminated any existing activities, solicitations, discussions or negotiations by the Stockholder or its Representatives with any parties conducted heretofore with respect to any Company Acquisition Proposal.

(ii) Notwithstanding the foregoing Section 5(a)(i), the Stockholder may, and may authorize its Representatives to, take any of the actions described in Section 5(a)(i) above, including providing non-public information to, and participating in discussions or negotiations with, any Person if and to the extent that the Company has determined to take such actions with respect to such Person in accordance with the Merger Agreement.

Notwithstanding anything in this Agreement to the contrary, (i) the Stockholder shall not be responsible for the actions of the Company or its Board of Directors (or any Committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 7.3 of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b) The Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares; provided, however, that for all purposes of this Section 5(b), from and after the date of the Company Meeting at which the Company Stockholder Approval is obtained, the Stockholder and its Affiliates shall be permitted to Transfer (and enter into any Contract or option with respect to any such Transfer) an aggregate amount of shares of Company Stock not exceeding 50.0% of the Covered Shares (such maximum aggregate number of shares, the “Transferrable Amount”), it being understood and agreed, for the avoidance of doubt, that prior to the date of such Company Meeting the Stockholder shall not enter into any Contract or option with respect to any such Transfer or publicly disclose, or take any action, that would reasonably be expected to require public disclosure of any intent or plan by Stockholder to engage in any such Transfer (provided that the foregoing shall not restrict the Company or the Stockholder from disclosing (including in any filing required by law to be made with the SEC) the existence of this Agreement or the rights of the Stockholder to Transfer Covered Shares in accordance with this Agreement), or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c) In furtherance of this Agreement, the Stockholder hereby authorizes and will instruct the Company, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of the Stockholder’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any share certificates for the Stockholder’s Covered Shares: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AND SUPPORT AGREEMENT, DATED AS OF FEBRUARY 12, 2018, BY AND BETWEEN WMIH CORP., A DELAWARE CORPORATION, AND FIF HE HOLDINGS LLC, A DELAWARE LIMITED LIABILITY COMPANY. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AND SUPPORT AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.” The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities. Notwithstanding the foregoing, promptly following the date of the Company Meeting at which the Company Stockholder Approval is obtained, the Company shall instruct its transfer agent to lift the stop transfer order with respect to a number of the Stockholder’s shares of Common Stock equal to the Transferrable Amount (and remove any restrictive legend on such shares).

(d) In the event that the Stockholder intends to undertake a Permitted Transfer of any of the Stockholder’s Covered Shares, the Stockholder shall provide notice thereof to the Parent and shall authorize the Company to, or authorize the Company to instruct its transfer agent to, (i) lift any stop transfer order in respect of the Stockholder’s Covered Shares to be so Transferred in order to effect such Permitted Transfer only upon certification by Parent that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to Section 5(b) hereof is satisfactory to Parent and (ii) re-enter any stop transfer order in respect of the Stockholder’s Covered Shares to be so Transferred upon completion of the Permitted Transfer.

(e) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(f) The Stockholder shall (and shall cause its Affiliates to), upon receipt from the Surviving Corporation of a reasonably acceptable countersigned termination and release instrument, (i) consent to the termination of the Stockholders Agreement with effect from and after the Closing and (ii) release the Surviving Corporation and its Affiliates from all liabilities or obligations arising under the Stockholders Agreement from and after the Closing.

6. Waiver of Dissenters’ Rights; Further Assurances. To the extent permitted by applicable Laws, the Stockholder hereby irrevocably waives any appraisal rights, dissenters’ rights and any right to demand payment of fair cash value for its Covered Shares in connection with the Merger, in each case, that the Stockholder may have under applicable Laws (including under Section 262 of the DGCL). From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby; provided, that this Section 6 shall not be deemed a waiver of any rights of the Stockholder or its Affiliates for any breach of this Agreement, that certain side letter being executed by Parent, the Stockholder, KKR Wand Holdings Corporation, a Cayman Islands exempted company, and KKR Wand Investors Corporation, a Cayman Islands exempted company, concurrently herewith (the “Side Letter”) or the Merger Agreement by Parent or its Affiliates.

7. Disclosure. The Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

8. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares”, “Covered Shares”, “Lock-up Covered Shares” and “Transferrable Amount” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent and the Stockholder.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

(i) if to the Stockholder, to it at:

FIF HE Holdings LLC c/o FIG LLC 1345 Avenue of the Americas, 45th Floor New York, New York 10105

Attention:	Randal A. Nardone
Email:	rnardone@fortress.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:	Damien R. Zoubek
O. Keith Hallam III
Email:	DZoubek@cravath.com
KHallam@cravath.com

(ii) if to Parent, to it at:

WMIH Corp.
Fifth Avenue Plaza, Suite 4100 Seattle, Washington 98104 Attention: Charles E. Smith, Esq. Email: chad.smith@wamuinc.net with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attention:	Lee Meyerson
Elizabeth A. Cooper
Email:	lmeyerson@stblaw.com
ecooper@stblaw.com

and

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036
Attention:	Kerry E. Berchem
Email:	kberchem@akingump.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement. This Agreement, the Side Letter and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

14. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 4 and Section 5(b) hereof.

15. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware.

(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

WMIH CORP.

By:	/s/ William Gallagher
Name: William Gallagher
Title: CEO

[Signature Page to Fortress Voting and Support Agreement]

FIF HE HOLDINGS LLC

By:	/s/ Peter Smith
Name: Peter Smith
Title: Manager

[Signature Page to Fortress Voting and Support Agreement]